AMENDED AND RESTATED OPERATING AGREEMENT
OF
FLEXTRONICS AMERICA LLC

This Amended and Restated Operating Agreement (this "Agreement") of Flextronics America LLC (the "Company"), is entered into as of the 23rd day of June 2008 by Flextronics International USA, Inc. as the sole Member of the Company (the "Member").

WHEREAS, the Company was initially formed as a corporation by the filing of a Certificate of Incorporation dated December 18, 2001 with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, as amended from time to time (the "DGCL");

WHEREAS, the Company subsequently filed a Certificate of Conversion and a Certificate of Formation dated October 2, 2007 (the "Certificate") with the Secretary of State of the State of Delaware pursuant to the DGCL and the Delaware Limited Liability Company Act (the "DLLCA") pursuant to which the Company converted from a corporation into a limited liability company; and

WHEREAS, the Company filed a name change amendment dated October 03, 2008 with the Secretary of State of Delaware pursuant to the DGCL and the Delaware Limited Liability Company Act (the "DLLCA").

NOW, THEREFORE, the Member sets forth the following:

1. **Name**. The name of the limited liability company shall be Flextronics America LLC.

2. **Office**. The principal office of the Company shall be 305 Interlocken Parkway, Bloomfield, CO 80021 or such other place or places as the Managers shall determine.

3. **Term**. The term of the Company shall commence as of the date of filing of the Certificate and the Company shall be dissolved and its affairs wound up as provided in this Agreement or as otherwise provided in the DLLCA.

4. **Purpose**. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the DLLCA and engaging in any and all activities necessary or incidental to the foregoing.

5. **Registered Office and Agent**. The registered office of the Company shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington 19801, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

6. **Qualification in Other Jurisdictions**. The Managers shall cause the Company to be qualified, or registered, under assumed or fictitious name statutes or other similar laws in any jurisdictions in which the Company transacts business and in which such qualification or

registration is required or desirable. The Managers shall execute, deliver, and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business.

7. **Management**. The Company's business and affairs will be managed by one or more managers who may be elected by the Member (each a "Manager", and collectively, the "Managers"). The Managers will direct, manage and control the Company's business to the best of their ability. The Managers shall have full authority and discretion to manage and control the Company's business, affairs and properties, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business. The Managers are authorized to execute any and all documents on behalf of the Company necessary or appropriate in connection with the business of the Company. In performing his or her duties, a Manager shall be entitled to rely on information, opinions, reports, or statements of the following persons:

i. one or more employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented; and

ii. any attorney, public accountant, or other person as to matters which the Manager reasonably believes to be within such person's professional or expert competence.

The initial Managers shall be Thomas J. Smach, Christopher Collier and Carrie Schiff.

8. **Name, Address and Capital Contribution of Member**. The initial capital contribution of the Member, the limited liability company interests (the "Membership Units") issued to the Member and its percentage interests in the Company are set forth in Schedule I attached hereto and made a part hereof.

9. **Distributions**. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers.

10. **Admission of Additional Members**. No additional Members to the Company may be admitted without the unanimous consent of all of the then current Members.

11. **Liability of Member**. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the DLLCA.

12. **Officers**.

(a) Titles and election. The Company may have officers, with titles and duties as provided herein and in resolutions of the Managers not inconsistent with this Agreement. The initial officers of the Company may include a President, Secretary and Chief Financial Officer, each of whom shall hold office at the pleasure of the Managers or until his or her earlier resignation or removal. Any person may hold more than one office if the duties can be consistently performed by the same person, and to the extent permitted by the laws of Delaware. The initial President of the Company shall be Michael M. McNamara; the initial Vice President of the Company shall be Donald Standley; the initial Secretary of the Company shall be Carrie Schiff; and the initial Chief Financial Officer of the Company shall be Thomas J. Smach. The

Managers, in their discretion, may also at any time elect or appoint one or more vice presidents, assistant secretaries, assistant treasurers and such other officers as the Managers deem advisable, each of whom shall hold office at the pleasure of the Managers or until his or her earlier resignation or removal.

(b) Duties. The officers shall have such authority and shall perform such duties as may be prescribed or determined from time to time by the Managers.

(c) Resignation. Subject to the terms of any employment agreement entered into with an officer, any officer may resign at any time by giving written notice thereof to the Managers. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of any resignation shall not be necessary to make it effective.

(d) Vacancies. The Managers may at any time or from time to time fill any vacancy among the officers of the Company.

13. **Consents in Lieu of Meeting**. Any action that may be taken at any meeting of the Managers may be taken without a meeting, without any notice and without a vote if a consent in writing, setting forth the action so taken shall be signed by all of the Managers.

14. **Indemnification**.

(a) The Company shall indemnify, to the fullest extent and under the circumstances permitted by Delaware law, past, present or future Members, Managers, officers or agents of the Company, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Member, Manager, officer or agent of the Company.

(b) This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified herein may be entitled by agreement, vote of the Member or otherwise, and shall continue as to a person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of this Section 14(b) be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provision.

15. **Termination**.

(a) Termination of the Company. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

i. The consent of the Member to dissolve the Company; or

ii. The death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company.

(b) Distribution of Assets. In connection with the dissolution of the Company, and subject to applicable law:

i. If the Company is dissolved and its affairs are to be wound up, the Managers, or such other person(s) as may be appointed by the Member as liquidator shall (1) sell or otherwise liquidate all of the Company's assets as promptly as practicable, (2) allocate any resulting profit or loss to the Member, (3) discharge all liabilities of the Company (including any liabilities to the Member), including all costs relating to the dissolution, winding-up, and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company, (5) distribute the remaining assets to the Member; and

ii. Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated.

16. **Headings**. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

17. **Severability**. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held illegal, invalid, or unenforceable, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

18. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19. **Assignments**. The Member may assign or transfer in whole or in part its interest in the Company.

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IN WITNESS WHEREOF, the undersigned Member has duly executed this Agreement as of the date first above written.

Flextronics International USA, Inc.

By: ______________________
Name: Chris Collier
Title: Controller, Assistant Secretary

SCHEDULE I

Name and Address	Capital Contribution	Membership Units	Percentage Interest
Flextronics International USA, Inc. 2090 Fortune Drive San Jose, CA 95131	$1	——	100.00%

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